Exhibit 10.7
AMENDMENT
TO EMPLOYMENT AGREEMENT
     AGREEMENT made the 24th day of January, 2008, by and between AMERISERV FINANCIAL, INC., a Pennsylvania corporation (the “Company”), and ALLAN R. DENNISON, an individual (the “Executive”).
WITNESSETH:
     WHEREAS, the parties entered into an agreement dated January 16, 2004, relating, among other things, to the Executive’s employment by the Company (the “Employment Agreement”); and
     WHEREAS, the parties desire to amend the Employment Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by executing this document (the “Amendment”), effective as of January 1, 2005.
     NOW, THEREFORE, the parties, intending to be legally bound hereby, further agree as follows, effective January 1, 2005:
     1. Section 3(a) of the Employment Agreement is amended and restated to read as follows—
     (a) If there is a Change in Control (defined below) and following such Change of Control one of the following events occurs:
     (i) there is an involuntary termination of the Executive by the Company other than for Cause as defined in Section 4 of this Agreement (“Involuntary Termination”);
     (ii) there is a reduction in the Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities, or authority as such may have been increased from time to time during the term of this Agreement, which results in a material negative change to the Executive in the employment relationship;
     (iii) the Company assigns to the Executive duties inconsistent with the Executive’s office as such duties existed on the day immediately prior to the date of a Change in Control, which results in a material negative change to the Executive in the employment relationship;
     (iv) there is a material reduction in the Executive’s annual base salary in effect on the day immediately prior to the date of the Change in Control;
     (v) there is a termination of the Executive’s participation, on substantially similar terms, in any incentive compensation or bonus plans of the Company in which the Executive participated immediately prior to the Change in Control, or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits to the Executive under any of such plans;
     (vi) the Company fails to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any pension, life insurance,

medical, health and accident, disability or other employee plans of the Company in which the Executive participated immediately prior to the Change in Control, or the Company takes any action that would materially reduce any of such benefits in effect at the time of the Change in Control, unless such reduction relates to a reduction in benefits applicable to all employees generally; or
     (vii) there is a breach of any provision of this Agreement by the Company, which breach shall not have been cured by the Company within thirty (30) days of the Company’s receipt from the Executive or his agent of written notice specifying in reasonable detail the nature of the Company’s breach;
then the Executive may collect the compensation and benefits described in this Section as follows:
1. If the Executive is terminated pursuant to an Involuntary Termination, the Executive shall collect benefits under this Section without any further action by the Executive.
2. If any of the events described in Sections 3(a)(ii) through (vii) occur, then at the option of the Executive, exercisable by him within ninety (90) days of the occurrence of such event(s), Executive may collect benefits under this Section by delivering thirty (30) days prior written notice to the Company of Executive’s decision to resign from his employment with the Company (effective thirty (30) days after the date of notice or such earlier time as the Company may determine) and of Executive’s decision to collect benefits under this Section (“Notice”), provided, however, that the Company shall be given thirty (30) days from the date it receives Notice to remedy any such event(s). Notwithstanding the foregoing, any amounts payable upon termination by the Executive upon the occurrence of any of the events described in Sections 3(a)(ii) through (vii) shall be paid only if the Executive actually terminates employment within two (2) years following the initial existence of such event(s).
2.	Section 3(b)(i) of the Employment Agreement is amended and restated to read as follows—
(i) The Company shall pay to the Executive an amount equal to the product of (A) 2.99 multiplied by (B) the quotient obtained by dividing the sum of the Executive’s combined salary and bonuses in the three calendar years (or such lesser whole number of calendar years that the Executive was employed by the Company) preceding the date of the Executive’s Involuntary Termination or the month preceding the Executive’s delivery of Notice (whichever is applicable) by three (or such lesser whole number of calendar years that the Executive was employed by the Company). Such payment shall be made as a lump sum within thirty (30) days of the date of termination and shall be discounted to present value (using the interest rate provided in Code Section 1274(b)(2)(B)) for the thirty-six (36) month period commencing on the first day of the calendar month following the month in which the Involuntary Termination occurred or the month in which the Executive’s resignation pursuant to the Notice was effective (whichever is applicable); and

3.	Section 3(b)(ii) of the Employment Agreement is amended and restated to read as follows—
(ii) In addition, the Executive shall (A) be entitled to a lump sum cash payment, payable within thirty (30) days of the date of the Executive’s Involuntary Termination or the date in which the Executive’s resignation pursuant to the Notice is effective, equal to the excess of (i) the aggregate retirement benefits he would have received under the terms of each tax-qualified and non-qualified plan of the Company as in effect immediately prior to the Executive’s date of termination (a) as if he continued to be employed for three (3) more years, and (b) had he received (on a pro rated basis, as appropriate) the greater of (I) the highest compensation taken into account under each such plan with respect to one of the three (3) years immediately preceding the year in which the date of termination occurs, or (II) his annualized base compensation in effect immediately prior to the date of termination (or prior to any reduction which entitled him to terminate his employment under Section 3(a)(iv)), over (ii) the retirement benefits he actually receives under such plans; and (B) from the date of the Executive’s Involuntary Termination or the date on which an Event occurred (whichever is applicable) through and including the last day of the thirty-six (36) month period thereafter, be provided with life, disability, and medical insurance benefits at levels equivalent to the highest levels in effect for the Executive during any one of the three (3) calendar years preceding the year in which the Involuntary Termination or the date on which an Event occurred; and
4.	The following sentence is added to the end of Section 3(b) of the Employment Agreement—
To the extent it is determined that any benefits under Section 3(b)(ii)(B) are taxable to the Executive, they are intended to constitute payments made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision and to the extent the payment of such taxable benefits would exceed the specified time period under Treas. Reg. §1.409A-1(b)(9)(iii), Executive shall be paid, within 30 days of the date of termination, a lump sum amount in cash equal to the present value (determined based upon 120% of the then prevailing monthly short-term applicable federal rate) of the Company’s cost, as of the date of termination, of otherwise providing such benefit beyond the specified time period under Treas. Reg. §1.409A-1(b)(9)(iii).
5.	The second paragraph on page 7 of the Employment Agreement is amended and restated to read as follows—
In the event the Executive is ineligible to continue participation in any of the Company’s life, disability or medical insurance plans or programs, the Company shall, in lieu of such participation, pay the Executive a lump sum cash payment equal to the after-tax cost to the Executive to obtain such benefits, within 30 days of the date of the Executive’s Involuntary Termination or the date in which the Executive’s resignation pursuant to the Notice is effective (whichever is applicable).
6.	Section 3(d) of the Employment Agreement is deleted in its entirety and Section 3(e) is renumbered accordingly.

7.	A new Section 3(e) is added to the Employment Agreement, reading as follows—
(e) Notwithstanding the foregoing, and anything herein to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.
8.	Section 6(a) of the Employment Agreement is amended and restated to read as follows—
(a) In the event that the Executive is notified by the Company that his employment is going to be terminated hereunder, other than for Cause and absent a Change in Control as defined in Section 3(c) of this Agreement and absent a prior termination as described in Section 3(d) of this Agreement, then:
(i) if the Executive is terminated by the Company, other than for Cause, prior to the third anniversary of the Effective Date, the Company shall pay to the Executive, within thirty (30) days of the date of termination, a lump sum payment in an amount equal to the sum of:
(A) the present value (using the interest rate provided in Code Section 1274(b)(2)(B)) of the Executive’s base salary in effect as of the date of termination for the period commencing as of the first day of the first month next following the date of termination and continuing through the fifth anniversary of the Effective Date; and
(B) the present value (using the interest rate provided in Code Section 1274(b)(2)(B)) of 100% of the cost to the Company, under the applicable health benefit plans of the Company, for providing health benefits to the Executive, his spouse and eligible dependents, if any, for the period commencing as of the first day of the first month next following the date of termination and continuing through the fifth anniversary of the Effective Date, at the cost in effect as of the date of termination (less the Executive’s portion of the cost for the active plans); or
(ii) if the Executive is terminated by the Company, other than for Cause, after the third anniversary of the Effective Date, the Company shall pay to the Executive, within thirty (30) days of the date of termination, a lump sum payment in an amount equal to the sum of:
(A) the present value (using the interest rate provided in Code Section 1274(b)(2)(B)) of the Executive’s base salary in effect as of the date of termination for the period commencing as of the first day of the first month next following the date of termination and continuing for twenty-four (24) months thereafter; and
(B) the present value (using the interest rate provided in Code Section 1274(b)(2)(B)) of 100% of the cost to the Company, under the applicable health benefit plans of the Company, for providing health benefits to the Executive, his spouse and eligible dependents, if any, for the period commencing as of the first day of the first month next following the date of termination and continuing for twenty-four (24) months thereafter, at the cost in effect as of the date of termination (less the Executive’s portion of the cost for the active plans).
The Company’s obligation to make the payments described in this Section 6, is conditioned on the execution by the Executive of an Agreement and Release substantially in the form of Exhibit B attached hereto, or as revised by the Company if required to conform to changes in the law or regulations after the execution of this Agreement and thereafter does not revoke such Agreement and Release in the manner permitted under Section 19 of such Agreement and Release. Severance pay described in this Section 6 will be subject to legally required withholding and payroll taxes.
     IN WITNESS WHEREOF, the Parties have executed this Amendment, or caused it to be executed, on January 24, 2008.

AMERISERV FINANCIAL, INC.

By: /s/ Craig G. Ford Date: January 24, 2008

[CORPORATE SEAL]	Attest:	/s/ Sharon M. Callihan Date: January 24, 2008

/s/ Allan R. Dennison Allan R. Dennison

Date: January 24, 2008